Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Investment Portfolios 18:

We consent to the use of our reports dated January 18, 2017, with respect to the statement of assets and liabilities of Prudential Jennison 20/20 Focus Fund and dated January 20, 2017, with respect to the statements of assets and liabilities of Prudential Jennison MLP Fund (two of the series comprising Prudential Investment Portfolios 18), including each portfolio of investments as of November 30, 2016, and their respective related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the four-year period ended November 30, 2016 and the two-year period ended January 31, 2013 for Prudential Jennison 20/20 Focus Fund and for each of the years in the two-year period then ended and the period from December 18, 2013 (commencement of operations) to November 30, 2014 for Prudential Jennison MLP Fund, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

January 26, 2017